Exhibit 99

Investor Relations Contact:	Media Contact:
Nora Doherty	Dave DeCecco
(617) 368-5390	(914) 261-6572
nora.doherty@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

SECOND QUARTER FINANCIAL RESULTS

BOSTON (July 23, 2026) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the second quarter ended June 27, 2026. Key results were:

Second Quarter 2026 Summary:

•
Depletions decreased 6% and shipments decreased 4.5%
•
Net revenue of $568.3 million decreased 3.3%
•
Gross margin of 50.4% up 60 basis points year over year
•
GAAP diluted income per share of $4.96, which includes a previously disclosed favorable adjustment to non-recurring litigation expenses of $1.31 per share
•
Non-GAAP diluted earnings per share of $3.65

Year-to-date 2026 Summary:

•
Depletions decreased 5% and shipments decreased 5.6%
•
Net revenue of $1.002 billion decreased 3.8%
•
Gross margin of 49.9% up 80 basis points year over year
•
GAAP diluted loss per share of $8.99, which includes non-recurring litigation expenses of $14.27 per share
•
Non-GAAP diluted earnings per share of $5.28

Capital Structure

•
Ended the second quarter with $265.5 million in cash and no debt
•
Repurchased $54 million in shares from December 29, 2025 to July 17, 2026

“As we continue to navigate a challenging operating environment, we are managing the business with discipline while investing behind our category-leading brands and bringing innovation to market” said Chairman, Founder and CEO Jim Koch. “We are highly focused on marketplace execution for the remainder of the summer selling season and improving market share trends. Our strong cash flow generation and healthy balance sheet provide flexibility to support our strategic priorities and drive long-term value.”

“We delivered meaningful gross margin expansion and are maintaining our earnings outlook while navigating a dynamic consumer demand environment and input cost headwinds,” said CFO Diego Reynoso. “These results demonstrate the progress we continue to make through our multi-year supply chain transformation efforts, combined with a disciplined approach to investment.”

Details of the results were as follows:

Second Quarter 2026 (13 weeks ended June 27, 2026) Summary of Results

Depletions for the second quarter decreased 6% compared to the second quarter of the prior year. Shipment volume for the quarter was approximately 2.0 million barrels, a 4.5% decrease compared to the second quarter of the prior year due to decreases in Twisted Tea, Truly, Samuel Adams, Hard Mountain Dew and Dogfish Head brands that were partially offset by increases in Sun Cruiser and Angry Orchard brands.

The Company believes distributor inventories as of June 27, 2026 were at appropriate levels and averaged approximately four and one half weeks on hand which was consistent with the weeks on hand at the end of June 2025.

Revenue for the quarter decreased 3.3% due to decreases in volume partially offset by favorable product mix and pricing.

Gross margin of 50.4% increased from the 49.8% margin realized in the second quarter of 2025, or an increase of 60 basis points year over year. Gross margin primarily benefited from improved brewery efficiencies, favorable product mix, procurement savings and price increases, and were partially offset by inflationary, commodity and tariff costs.

The second quarter gross margin of 50.4% includes $1.6 million of shortfall fees and non-cash expense of third-party production pre-payments in total, which negatively impacted gross margin by approximately 28 basis points on an absolute basis.

Advertising, promotional and selling expenses for the second quarter of 2026 increased $26.2 million or 16.4% from the second quarter of 2025, resulting from increased brand local marketing and point of sale investments of $17.5 million and higher freight costs of $8.6 million due to higher rates partially offset by lower volumes.

General and administrative expenses increased $3.1 million compared to the second quarter of 2025 primarily due to increased legal fees and salaries and benefit costs. This increase included $1.4 million of legal fees related to the previously disclosed supplier dispute litigation.

Litigation reduction of $19.4 million, related to the supplier dispute, consists of a favorable adjustment to pre-judgement interest of $21.1 million and post-judgement interest expense of $1.7 million. Post-judgement interest expense through the appeals process will be applied to the combined pre-tax total of the judgement and pre-judgement interest amounts of $191.0 million at the statutory rate, which is estimated to be 3.79%. The Company continues to deny that it breached the terms of the contract with the supplier and intends to pursue all available post-trial motions and appellate remedies. The Company cannot estimate when or if damages or interest will ultimately be paid or when this matter will ultimately be resolved.

In the second quarter of 2026, the combined pre-tax income related to the supplier dispute litigation of $18.0 million consists of legal expenses of $1.4 million, recorded in general and administrative expenses, and litigation reduction of $19.4 million. The after-tax impact on earnings per share is a benefit of $1.31 per share.

The Company’s effective tax rate for the second quarter was a provision of 28.7%. Excluding the impact of the supplier dispute litigation, the effective tax rate was a provision of 30.1% compared to a provision of 28.1% in the prior year. This increase in rate is due primarily to the increased negative impact of non-deductible stock compensation.

Year-to-date 2026 (26 weeks ended June 27, 2026) Summary of Results

Depletions year-to-date decreased 5% from the prior year. Shipment volume year-to-date was approximately 3.6 million barrels, a 5.6% decrease from the prior year, primarily due to decreases in Twisted Tea, Truly, Samuel Adams, Hard Mountain Dew and Dogfish Head brands that were partially offset by increases in Sun Cruiser and Angry Orchard brands.

Revenue year-to-date decreased 3.8% due to decreases in volume partially offset by favorable product mix and pricing.

Gross margin year-to-date of 49.9% increased from the 49.1% margin realized in year-to-date 2025, or an increase of 80 basis points year over year. Gross margin primarily benefited from improved brewery efficiencies, product mix, price increases and procurement savings, which were partially offset by increased inflationary, commodity and tariff costs.

The year-to-date gross margin of 49.9% includes $3.2 million of shortfall fees and non-cash expense of third-party production pre-payments in total, which negatively impacted gross margin by approximately 32 basis points on an absolute basis.

Advertising, promotional and selling expenses year-to-date increased $28.7 million or 9.7% from year-to-date 2025, resulting from increased brand local marketing investments of $17.6 million and higher freight costs of $11.1 million due to higher rates partially offset by lower volumes.

General and administrative expenses year-to-date increased $7.5 million or 8.0% from year-to-date 2025, primarily due to increased legal fees and salaries and benefit costs. This increase included $5.4 million of legal fees related to the previously disclosed supplier dispute litigation.

Litigation expense of $192.6 million, related to the supplier dispute, consists of the judgement of $175.5 million, pre-judgement interest expense of $15.5 million and post-judgement interest expense of $1.7 million.

The litigation expense of $192.6 million combined with related legal expenses of $5.4 million, recorded in general and administrative expenses, have an after-tax negative impact on earnings per share of $14.27 per share.

Impairment of brewery assets of $0.2 million decreased by $4.7 million from year-to-date 2025, due to decreased write-offs of equipment at third party and Company-owned breweries.

The Company’s effective tax rate year-to-date was a benefit of 19.7%. Excluding the impact of the supplier dispute litigation, the effective tax rate was a provision of 32.3% compared to a provision of 29.2% in the prior year. This increase in rate is due primarily to the increased negative impact of non-deductible stock compensation.

The Company expects that its June 27, 2026 cash balance of $266 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements, including the potential litigation-related payments.

During the 26-week period ended June 27, 2026 and the period from June 29, 2026 through July 17, 2026, the Company repurchased shares of its Class A Common Stock in the amounts of $48.5 million and $5.6 million, respectively, for a total of $54.1 million year to date. As of July 17, 2026, the Company had approximately $174 million remaining on the $1.6 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 29-week period ended July 18, 2026 are estimated by the Company to have decreased approximately 5% from the comparable period in 2026.

Full-Year 2026 Projections

The Company has updated its financial guidance for the full year 2026. The Company’s actual 2026 results could vary significantly from the current projection and are highly sensitive to changes in volume projections, supply chain performance, inflationary and commodity impacts and tariff policy. Tariff cost projections below are consistent with tariffs currently being charged by the Company’s suppliers and that the Company currently expects to continue for the remainder of 2026.

Full Year 2026	Current Guidance	Previous Guidance
Depletions and Shipments Percentage Change	Down low-single digits to mid-single digits	Down low-single digits to mid-single digits
Price Increases	1% to 2%	1% to 2%
Gross Margin (including Tariffs)	48.5% to 50%	48% to 50%
Tariff Costs ($ million)	$20 to $30	$20 to $30
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	$0 to $20	$20 to $40
GAAP Tax Rate (Benefit)/ Provision	(11.0%) to (12.0%)	(9.5%) to (10.5%)
Non GAAP Tax Rate Provision	29% to 30%	29% to 30%
GAAP EPS (Income/ (Loss))	($6.23) to ($4.23)	($7.02) to ($5.02)
Non-recurring Litigation Expenses impact per share	($14.73)	($15.52)
Non GAAP EPS	$8.50 to $10.50	$8.50 to $10.50
Capital Spending ($ million)	$60 to $80	$70 to $90

Underlying the Company's current 2026 projections are the following full-year estimates and targets:

•
The Company is monitoring changes in commodity costs driven by macroeconomic factors, particularly energy, which impacts freight expense as well as aluminum expense given the energy intensive nature of aluminum production. The Company’s current estimates of these cost increases are reflected in its guidance.
•
Supply chain improvements implemented during 2025 resulted in more consistent levels of distributor inventory in terms of weeks on hand. The impact of these initiatives on prior year shipment timing, together with expected timing of shipments to meet demand in 2026, is expected to affect second half 2026 shipment phasing. The Company expects shipments to decline low to mid-single digits year over year in the third quarter followed by modest shipment growth in the fourth quarter.
•
The Company’s business is seasonal, with the fourth quarter typically a lower volume quarter and the lowest gross margin rate of the year. The Company expects year over year gross margin rate improvement to be the most meaningful in the fourth quarter as shortfall fees are expected to be lower in 2026 versus 2025 and the Company typically expenses the majority of its shortfall fees in the fourth quarter.
•
During full year 2026, the Company estimates shortfall fees and non-cash expense of third-party production pre-payments in total will negatively impact gross margins by 40 to 60 basis points.
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors. Advertising investment levels are expected to decline year over year in the fourth quarter as a result of lower full year investment levels and comparisons against high levels of investment in the fourth quarter of 2025 that included production costs associated with preparation for 2026 programming.

Use of Non-GAAP Measures

Non-GAAP EPS and Non-GAAP Tax Rate are not defined terms under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP earnings per diluted share, excludes from projected GAAP EPS the impact of the non-recurring litigation relating to a supplier dispute of $1.31 per diluted share in income in the second quarter of 2026 and $14.27 per diluted share in expense in the first half of 2026. Non-GAAP Tax Rate excludes from the projected GAAP Tax Rate the tax impact of the non-recurring litigation expense. These non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses these non-GAAP financial measures to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes these forward-looking non-GAAP measures provide meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 27, 2025 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Sun Cruiser, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Thursday, July 23, 2026

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Twenty-six weeks ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Revenue	$607,757	$625,425	$1,069,333	$1,106,782
Less excise taxes	39,419	37,476	67,065	64,966
Net revenue	568,338	587,949	1,002,268	1,041,816
Cost of goods sold	281,968	295,431	501,937	530,035
Gross profit	286,370	292,518	500,331	511,781
Operating expenses:
Advertising, promotional, and selling expenses	185,881	159,713	325,957	297,249
General and administrative expenses	48,878	45,751	101,180	93,702
Impairment of brewery assets	234	4,985	236	4,985
Litigation (reduction) expense	(19,389)	—	192,646	—
Total operating expenses	215,604	210,449	620,019	395,936
Operating income (loss)	70,766	82,069	(119,688)	115,845
Other income (expense), net:
Interest income, net	2,001	2,294	3,890	4,625
Other expense, net	(449)	(309)	(812)	(574)
Total other income (expense), net	1,552	1,985	3,078	4,051
Income (loss) before income tax provision (benefit)	72,318	84,054	(116,610)	119,896
Income tax provision (benefit)	20,751	23,621	(22,916)	35,051
Net income (loss)	$51,567	$60,433	$(93,694)	$84,845
Net income (loss) per common share – basic	$4.96	$5.45	$(8.99)	$7.59
Net income (loss) per common share – diluted	$4.96	$5.45	$(8.99)	$7.58
Weighted-average number of common shares – basic	10,387	11,090	10,427	11,183
Weighted-average number of common shares – diluted	10,358	11,067	10,427	11,163
Net income (loss)	$51,567	$60,433	$(93,694)	$84,845
Other comprehensive (loss) income:
Foreign currency translation adjustment	(127)	245	(235)	394
Total other comprehensive (loss) income	(127)	245	(235)	394
Comprehensive income (loss)	$51,440	$60,678	$(93,929)	$85,239

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	June 27, 2026	December 27, 2025
Assets
Current Assets:
Cash and cash equivalents	$265,549	$223,378
Accounts receivable, net	100,495	57,094
Inventories, net	118,118	92,532
Prepaid expenses and other current assets	27,184	20,316
Income tax receivable	4,466	24,259
Total current assets	515,812	417,579
Property, plant, and equipment, net	554,911	578,125
Operating right-of-use assets	24,716	30,229
Goodwill	112,529	112,529
Intangible assets, net	13,907	14,753
Third-party production prepayments	5,916	7,099
Note receivable	7,783	11,218
Other assets	19,520	22,063
Total assets	$1,255,094	$1,193,595
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$125,029	$94,975
Accrued expenses and other current liabilities	166,201	144,797
Accrued litigation expenses	192,646	-
Current operating lease liabilities	9,687	12,762
Total current liabilities	493,563	252,534
Deferred income taxes, net	21,347	64,785
Non-current operating lease liabilities	21,863	25,111
Other liabilities	3,749	4,885
Total liabilities	540,522	347,315
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 8,224,038 and 8,408,458 issued and outstanding as of June 27, 2026 and December 27, 2025, respectively	82	84
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding as of June 27, 2026 and December 27, 2025	21	21
Additional paid-in capital	709,867	698,811
Accumulated other comprehensive loss	(614)	(380)
Retained earnings	5,216	147,744
Total stockholders' equity	714,572	846,280
Total liabilities and stockholders' equity	$1,255,094	$1,193,595

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Twenty-six weeks ended
	June 27, 2026	June 28, 2025
Cash flows provided by operating activities:
Net (loss) income	$(93,694)	$84,845
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	42,563	45,178
Impairment of brewery assets	236	4,985
Gain on sale of property, plant, and equipment	(78)	(42)
Litigation expense	192,646	—
Change in right-of-use assets	5,513	(8,405)
Stock-based compensation expense	11,470	10,924
Deferred income taxes	(43,439)	(10,517)
Other non-cash income	(282)	(20)
Changes in operating assets and liabilities:
Accounts receivable	(43,399)	(31,388)
Inventories	(25,801)	(17,404)
Prepaid expenses and other current assets	(7,091)	(6,625)
Income tax receivable	19,793	6,643
Third-party production prepayments	1,183	5,151
Brewery-related assets and cloud computing	3,000	2,673
Other non-current assets	(242)	(1,042)
Accounts payable	34,452	25,449
Accrued expenses and other current liabilities	27,322	9,668
Operating lease liabilities	(6,323)	7,923
Other non-current liabilities	(254)	423
Net cash provided by operating activities	117,575	128,419
Cash flows used in investing activities:
Purchases of property, plant, and equipment	(22,865)	(24,156)
Proceeds from disposal of property, plant, and equipment	78	42
Net cash used in investing activities	(22,787)	(24,114)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(49,957)	(101,617)
Proceeds from exercise of stock options and sale of investment shares	1,158	833
Cash paid on finance leases	(847)	(848)
Payment of tax withholding on stock-based payment awards and investment shares	(2,971)	(2,060)
Net cash used in financing activities	(52,617)	(103,692)
Change in cash and cash equivalents	42,171	613
Cash and cash equivalents at beginning of period	223,378	211,819
Cash and cash equivalents at end of period	$265,549	$212,432

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available at www.bostonbeer.com